EXHIBIT 99.1

CASMED Announces Third Quarter 2014 Financial Results

FORE-SIGHT® Sales Increase 55%, Operating Loss Narrows Substantially

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Nov. 4, 2014 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and nine months ended September 30, 2014. Net sales were $5.5 million for the third quarter of 2014, compared with $5.4 million for the third quarter of 2013, as strong increases in oximetry revenues offset declines in traditional monitoring revenues. The net loss applicable to common stockholders was ($0.10) and ($0.19) per share for the third quarters of 2014 and 2013, respectively.

Highlights for the third quarter of 2014, compared with the third quarter of 2013, include the following:

  FORE-SIGHT sales increased 55% and represented 57% of the Company's net sales.
  FORE-SIGHT disposable sensor sales increased 41%, with 39% U.S. growth and 68% international growth.
  A net 96 FORE-SIGHT cerebral oximeters were shipped worldwide during the third quarter of 2014.
  Cumulative FORE-SIGHT cerebral oximeters shipped as of September 30, 2014, reached 1,234, a 46% increase.
  Gross profit margin improved to 44%, compared with 34% for the third quarter of 2013 excluding an asset impairment charge and compared with 41% for the second quarter of 2014.
  Operating loss narrowed by 49% to $1.5 million for the quarter.
  The Company closed the quarter with $4.8 million in cash and $1.6 million available from an undrawn line of credit.

Management Commentary

"FORE-SIGHT sales growth has been exceptional since we introduced the FORE-SIGHT ELITE® oximeter last September. Year-over-year growth rates have steadily increased with each successive quarter and are tracking toward our 2014 goal of 40% FORE-SIGHT growth," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "Growth in FORE-SIGHT sales once again was led by domestic disposable sensor sales, which were up 39%, with strong contributions from international FORE-SIGHT monitor sales.

"Shipments of FORE-SIGHT cerebral oximeters continue to run above our goal of at least 90 per quarter, which is especially notable during our third quarter, the one most influenced by seasonality," he added. "Our expanded U.S. field sales organization continues to perform with shorter selling cycles, improved account conversion ratios, and a deepening customer base of many of the country's premier hospitals. Further, our international expansion strategies also are paying dividends as our high-quality partners launch their selling efforts.

"FORE-SIGHT sales represented 57% of our total sales for the third quarter, with disposable sensor sales comprising 47% of sales. The continuing shift in our revenues to FORE-SIGHT disposable sensor sales is having a marked effect on our operating results. Because FORE-SIGHT products carry higher gross margins than our other products, the increase in gross profits has sharply outpaced the increase in sales period over period. At the same time, we have carefully managed our operating expenses, spending $400,000 less than in the prior-year third quarter," said Mr. Patton.

"As a result, our operating loss and cash consumption have declined significantly. We used just $1.4 million in cash during the third quarter, including a $275,000 legal settlement paid in July, which is down from cash usage of approximately $2.1 million in the immediately-preceding quarter," he added.

Third Quarter Financial Results

For the third quarter of 2014, the Company reported net sales of $5.5 million, an increase of 3% from net sales of $5.4 million reported for the third quarter of 2013. FORE-SIGHT oximetry sales were $3.1 million, an increase of $1.1 million, or 55%, over the third quarter of 2013, led by significant growth in both domestic disposable sensor sales and international monitor sales. All other sales were $2.4 million, a decrease of $0.9 million, or 28%, from the third quarter of 2013.

The operating loss for the third quarter of 2014 was $1.5 million, an improvement of $1.4 million, or 49%, from the $2.9 million operating loss reported for the third quarter of 2013. Gross profit margin was 44% compared with 34% for the prior-year period excluding an asset impairment charge. Higher gross profits, primarily due to product mix, lower manufacturing variances and prior-year charges, together with a 10% reduction in operating expenses combined to improve the operating results. FORE-SIGHT sales, which carry higher gross margins compared with the Company's other product lines, accounted for 57% of net sales for the third quarter of 2014, up from 38% of net sales for the same prior-year period.

The Company recorded a net loss applicable to common stockholders for the third quarter of 2014 of $2.0 million, or ($0.10) per common share, compared with $3.3 million, or ($0.19) per common share, for the third quarter of 2013.

Nine-Month Financial Results

For the first nine months of 2014, the Company reported net sales of $17.1 million, an increase of 7% from net sales of $16.0 million reported for the first nine months of 2013. FORE-SIGHT oximetry sales were $9.2 million, an increase of $2.7 million, or 42%, over the first nine months of 2013. FORE-SIGHT disposable sensor sales increased $2.0 million, or 35%, to $7.7 million, compared with the prior-year period. All other sales were $7.9 million, a decrease of $1.6 million, or 17%, from the first nine months of 2013.

The operating loss for the first nine months of 2014 was $5.3 million, an improvement of $2.1 million, or 29%, from the $7.4 million operating loss reported for the prior-year period.

The Company recorded a net loss applicable to common stockholders for the first nine months of 2014 of $6.8 million, or ($0.35) per common share, compared with $8.1 million, or ($0.55) per common share, for the first nine months of 2013. The prior-year period included $0.4 million of income from the demutualization of the Company's insurance provider.

Cash and cash equivalents were $4.8 million as of September 30, 2014, compared with $8.2 million as of December 31, 2013. As of September 30, 2014, $1.6 million was available from an undrawn line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss third quarter 2014 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (800) 608-8202
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on November 4, 2014, through 11:59 p.m. Eastern time on November 18, 2014. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 24930422
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2013, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Net sales	$ 5,531,250	$ 5,353,166	$ 17,085,287	$ 15,971,424

Cost of sales	3,113,742	3,512,905	9,940,345	9,988,172
		407,141		407,141
Gross profit	2,417,508	1,433,120	7,144,942	5,576,111

Operating expenses:
Research and development	853,840	1,012,546	2,598,063	3,094,939
Selling, general and administrative	3,041,511	3,297,653	9,808,348	9,840,235
Total operating expenses	3,895,351	4,310,199	12,406,411	12,935,174

Operating loss	(1,477,843)	(2,877,079)	(5,261,469)	(7,359,063)

Interest expense	226,341	86,927	566,895	229,482
Other income	(16,961)	(3,884)	(17,869)	(407,371)

Net loss	(1,687,223)	(2,960,122)	(5,810,495)	(7,181,174)

Preferred stock dividend accretion	325,367	303,553	959,409	895,087
Net loss applicable to common stockholders	$ (2,012,590)	$ (3,263,675)	$ (6,769,904)	$ (8,076,261)

Per share basic and diluted loss
applicable to common stockholders:	$ (0.10)	$ (0.19)	$ (0.35)	$ (0.55)

Weighted-average number of common shares outstanding:
Basic and diluted	19,283,787	17,471,529	19,251,789	14,762,899

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$ 4,800,993	$ 8,190,302
Accounts receivable	2,675,486	2,425,417
Inventories	4,210,683	3,931,007
Other current assets	556,787	510,710
Total current assets	12,243,949	15,057,436

Property and equipment	9,501,868	9,102,991
Less accumulated depreciation	(7,217,383)	(6,849,543)
	2,284,485	2,253,448

Intangible and other assets, net	1,539,358	851,737
Total assets	$ 16,067,792	$ 18,162,621

Accounts payable	$ 1,543,786	$ 1,594,147
Accrued expenses	1,529,684	1,737,312
Note payable	63,622	--
Current portion of long-term debt	608,109	994,898
Total current liabilities	3,745,201	4,326,357

Deferred gain on sale and leaseback of property	394,537	495,515
Long-term debt, less current portion	6,891,891	3,915,949
Other long-term liabilities	300,000	--
Total liabilities	11,331,629	8,737,821

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	78,269	77,298
Additional paid-in capital	20,060,756	18,939,869
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(29,239,022)	(23,428,527)
Total stockholders' equity	4,736,163	9,424,800

Total liabilities & stockholders' equity	$ 16,067,792	$ 18,162,621